Exhibit 2.1
AGREEMENT AND PLAN OF DISTRIBUTION
BY AND AMONG
SYNOVUS FINANCIAL CORP.,
COLUMBUS BANK AND TRUST COMPANY
AND
TOTAL SYSTEM SERVICES, INC.
DATED AS OF OCTOBER 25, 2007

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EXHIBITS

Exhibit A	Form of King & Spalding Tax Opinion

Exhibit B	Form of Employee Matters Agreement

Exhibit C	Form of Tax Sharing Agreement

Exhibit D	Form of Transition Services Agreement

Exhibit E	Form of Master Confidential Disclosure Agreement

Exhibit F	Form of Indemnification and Insurance Matters Agreement

Exhibit G	Form of Assignment and Assumption Agreement

Exhibit H	Form of Amended and Restated Articles of Incorporation

Exhibit I	Form of Amended and Restated Bylaws – For Board Approval

Exhibit J	Form of Amended and Restated Bylaws – For Shareholder Approval
SCHEDULES

Schedule 5.6	Non-Solicitation of Employees Exceptions
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AGREEMENT AND PLAN OF DISTRIBUTION
     This AGREEMENT AND PLAN OF DISTRIBUTION (this “Agreement”), dated as of October 25, 2007, by and among Synovus Financial Corp., a Georgia corporation (“Synovus”), Columbus Bank and Trust Company, a Georgia bank and trust company (“CB&T”), and Total System Services, Inc., a Georgia corporation (“TSYS”). Synovus, CB&T and TSYS are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, as of the date hereof, CB&T owns approximately 81% of the outstanding shares of common stock, $0.10 par value, of TSYS (the “TSYS Common Stock”) and CB&T is a wholly-owned banking subsidiary of Synovus;
     WHEREAS, in connection with, and prior to, the Distributions (as defined below), TSYS has agreed, subject to the terms and conditions set forth in this Agreement, to declare and pay a dividend (the “Cash Dividend”) in an aggregate amount of $600,000,000.00 in respect of all outstanding shares of TSYS Common Stock, payable pro rata to the holders of such shares as of a record date prior to the record date of the First Distribution (as defined below) as determined by the Board of Directors of TSYS, or such committee of such Board of Directors as shall be designated to take such action by the Board of Directors of TSYS (the “Dividend Record Date”);
     WHEREAS, CB&T has agreed, subject to the terms and conditions set forth in this Agreement, to distribute to Synovus, as the holder of all the issued and outstanding shares of capital stock of CB&T as of the First Distribution Record Date (as defined below), all of the shares of TSYS Common Stock owned by CB&T (the “First Distribution”);
     WHEREAS, Synovus has agreed, subject to the terms and conditions set forth in this Agreement, to distribute on a pro rata basis (the “Second Distribution” and, together with the First Distribution, the “Distributions”) to the holders of the issued and outstanding shares of common stock, $1.00 par value, of Synovus (the “Synovus Common Stock”) as of the Second Distribution Record Date (as defined below) all of the shares of TSYS Common Stock owned by Synovus following the First Distribution;
     WHEREAS, Synovus, CB&T and TSYS intend that the Distributions will qualify as tax-free distributions under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Cash Dividend and the Distributions and to set forth other agreements that will govern certain other matters prior to and following the Distributions.
     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I.
DEFINITIONS
     Section 1.1 Definitions. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:
                    (a) “Action” means any demand, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.
                    (b) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.
                    (c) “Agreement” shall mean this Agreement.
                    (d) “Ancillary Agreements” shall mean, collectively, the Employee Matters Agreement, the Tax Sharing Agreement, the Transition Services Agreement, the Confidential Disclosure Agreement, the Indemnification and Insurance Matters Agreement and the Assignment and Assumption Agreement, together with all other agreements and documents contemplated by such agreements.
                    (e) “Assignment and Assumption Agreement” shall have the meaning set forth in Section 4.1(f).
                    (f) “Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the City of Columbus, Georgia are authorized or obligated by Law to close.
                    (g) “Cash Dividend” has the meaning set forth in the Recitals.
                    (h) “CB&T” has the meaning set forth in the preamble to this Agreement.
                    (i) “Code” has the meaning set forth in the Recitals.
                    (j) “Commission” means the Securities and Exchange Commission.
                    (k) “Confidential Disclosure Agreement” has the meaning set forth in Section 4.1(d).
                    (l) “Declaration Date” means the date on which (i) the Board of Directors of TSYS, or such committee of such Board of Directors as shall be designated to take such action by the Board of Directors of TSYS, has authorized and declared the Cash Dividend and established the Dividend Record Date, (ii) the Board of Directors of CB&T, or such committee of such Board of Directors as shall be designated to take such action by the Board of Directors of CB&T, has authorized and declared the First Distribution and established the First Distribution Record Date and (iii) the Board of Directors of Synovus, or such committee of such Board of Directors as shall be designated to take such action by the Board of Directors of Synovus, has authorized and declared the Second Distribution and established the Second Distribution Record Date.
                    (m) “Dispute Notice” has the meaning set forth in Section 5.5(a).
                    (n) “Disputes” has the meaning set forth in Section 5.5.
                    (o) “Disputing Parties” has the meaning set forth in Section 5.5(a).
                    (p) “Distributions” has the meaning set forth in the Recitals.
                    (q) “Distribution Date” shall mean such date as shall be mutually agreed to by the Board of Directors of Synovus (or a properly designated committee thereof) and the Board of Directors of TSYS (or a properly designated committee thereof) pursuant to Section 3.6.
                    (r) “Dividend Record Date” has the meaning set forth in the Recitals.
                    (s) “Effective Time” shall mean 11:59 p.m., Columbus, Georgia time, on the Distribution Date.
                    (t) “Employee Matters Agreement” has the meaning set forth in Section 4.1(a).
                    (u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
                    (v) “FICG” has the meaning set forth in Section 3.3(c).
                    (w) “First Distribution” has the meaning set forth in the Recitals.
                    (x) “First Distribution Record Date” means the close of business on such date as may be determined by the Board of Directors of CB&T, or such committee of such Board of Directors as shall be designated to take such action by the Board of Directors of CB&T, as the record date for determining the stockholders of CB&T entitled to receive shares of TSYS Common Stock in the First Distribution.
                    (y) “GBCC” means the Georgia Business Corporation Code, as amended.
                    (z) “Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority, as required by Law.

                    (aa) “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, the NYSE or other regulatory, administrative or governmental authority.
                    (bb) “Information” means information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, memos and other materials and financial, employee or business information or data; but, for the avoidance of doubt, Information shall not include any Trade Secrets (as defined in the Confidential Disclosure Agreement), patentable inventions, computer programs (whether in source code or object code form) or documentation related to computer programs.
                    (cc) “Information Statement” means the Information Statement filed with the Commission and mailed to the holders of shares of Synovus Common Stock in connection with the Distributions, including any amendments or supplements thereto.
                    (dd) “Indemnification and Insurance Matters Agreement” shall have the meaning set forth in Section 4.1(e)
                    (ee) “Law” means all applicable laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.
                    (ff) “NYSE” means the New York Stock Exchange.
                    (gg) “Party” is defined in the preamble to this Agreement.
                    (hh) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or entity and a governmental entity or any department, agency or political subdivision thereof.
                    (ii) “Privileged Parties” has the meaning set forth in Section 5.9(c).
                    (jj) “Proxy Statement” means the proxy statement to be mailed to the holders of TSYS Common Stock in connection with the meeting to be called to consider the adoption of the Amended and Restated Articles of Incorporation of TSYS and the approval of the Amended and Restated Bylaws of TSYS, as contemplated in Section 4.4(a).
                    (kk) “Representatives” means, with respect to any Person, any of such Person’s directors, officers, members, employees, agents, consultants, advisors, accountants, attorneys and representatives.

                    (ll) “Restricted Assignment Period” means the period extending from the date of this Agreement to the later of (x) six (6) years from the Distribution Date, and (y) six (6) months after the date on which there has been a Final Determination with respect to Taxes (each as defined in the Tax Sharing Agreement) for all periods that end on or before, and for all periods that include, the Distribution Date.
                    (mm) “Rules” has the meaning set forth in Section 5.5(c).
                    (nn) “Second Distribution” has the meaning set forth in the Recitals.
                    (oo) “Second Distribution Record Date” means the close of business on such date as may be determined by the Board of Directors of Synovus, or such committee of such Board of Directors as shall be designated to take such action by the Board of Directors of Synovus, as the record date for determining the stockholders of Synovus entitled to receive shares of TSYS Common Stock in the Second Distribution.
                    (pp) “Shared Contracts” means all of the agreements provided on that certain disclosure letter exchanged between the Parties or their counsel dated the date hereof and any other agreement, contract, lease, arrangement or commitment that relates both to the Synovus Business and the TSYS Business that both Parties, in good faith, mutually agree in writing to be a Shared Contract.
                    (qq) “Stage 1 Completion Date” has the meaning set forth in Section 2.1
                    (rr) “Stage 2 Board Meeting Date” has the meaning set forth in Section 2.1.
                    (ss) “Subsidiary” means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the aggregate voting power of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.
                    (tt) “Synovus” has the meaning set forth in the preamble to this Agreement.
                    (uu) “Synovus Agent” has the meaning set forth in Section 3.2(a).
                    (vv) “Synovus and CB&T Archive Material” has the meaning set forth in Section 5.7(d).
                    (ww) “Synovus and CB&T Marks” has the meaning set forth in Section 5.7(a).
                    (xx) “Synovus Auditors” has the meaning set forth in Section 5.3(a).
                    (yy) “Synovus Business” means each and every business conducted at any time by Synovus and its Subsidiaries, including each and every business conducted in the past and each and every business which has been discontinued, sold or transferred, but excluding the TSYS Business.

                    (zz) “Synovus Common Stock” has the meaning set forth in the Recitals.
                    (aaa) “Synovus Stage 1 Officer’s Certificate” has the meaning set forth in Section 2.1.
                    (bbb) “Synovus Stage 2 Officer’s Certificate” has the meaning set forth in Section 2.2.
                    (ccc) “Tax Opinion” has the meaning set forth in Section 2.5(c).
                    (ddd) “Tax Sharing Agreement” has the meaning set forth in Section 4.1(b).
                    (eee) “Third Party” means a Person who is not a party hereto or a Subsidiary thereof.
                    (fff) “Third Party Consents” has the meaning set forth in Section 4.4(c).
                    (ggg) “Transition Services Agreement” has the meaning set forth in Section 4.1(c).
                    (hhh) “TSYS” has the meaning set forth in the preamble to this Agreement.
                    (iii) “TSYS Agent” has the meaning set forth in Section 2.2(b).
                    (jjj) “TSYS Archive Material” has the meaning set forth in Section 5.7(b).
                    (kkk) “TSYS Auditors” has the meaning set forth in Section 5.3(a).
                    (lll) “TSYS Business” means each and every business conducted at any time by TSYS and its Subsidiaries, including each and every business conducted in the past and each and every business which has been discontinued, sold or transferred.
                    (mmm) “TSYS Common Stock” has the meaning set forth in the Recitals.
                    (nnn) “TSYS Marks” has the meaning set forth in Section 5.7(c).
                    (ooo) “TSYS Stage 1 Officer’s Certificate” has the meaning set forth in Section 2.1.
                    (ppp) “TSYS Stage 2 Officer’s Certificate” has the meaning set forth in Section 3.1(a).
     Section 1.2 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against any Party as the principal draftsperson hereof or thereof.
ARTICLE II.
THE CASH DIVIDEND
     Section 2.1 Determination of Stage 2 Board Meeting Date. Upon (i) the receipt by TSYS of a certificate executed by the Chief Executive Officer or the Chief Financial Officer of Synovus to the effect that (x) all of the conditions to the Distributions set forth in Section 3.4 (other than the condition set forth in Section 3.4(a)) have been satisfied or waived and (y) the representations and warranties set forth in Section 3.3(a) and Section 3.3(c) are true and correct as of such date (the “Synovus Stage 1 Officer’s Certificate”) and (ii) the receipt by Synovus of a certificate executed by the Chief Executive Officer or the Chief Financial Officer of TSYS to the effect that (x) all of the conditions to the Cash Dividend set forth in Section 2.4 (other than the condition set forth in Section 2.4(a)) have been satisfied or waived and (y) the representations and warranties set forth in Section 2.3(a) are true and correct as of such date (the “TSYS Stage 1 Officer’s Certificate”) (the date on which the events in clauses (i) and (ii) occur is referred to as the “Stage 1 Completion Date”), the Parties shall coordinate and come to a mutual agreement as to the date on which their respective Boards of Directors or properly designated committees thereof will consider authorization of the Cash Dividend, the First Distribution and the Second Distribution, as applicable, which date shall be no later than five Business Days after the Stage 1 Completion Date (such agreed upon date, or if no agreement is reached, the fifth Business Day after the Stage 1 Completion Date, is referred to as the “Stage 2 Board Meeting Date”) .
     Section 2.2 Declaration and Payment of the Cash Dividend. Subject to (i) the satisfaction or waiver of the additional conditions to the Cash Dividend set forth in Section 2.5 on or prior to the Stage 2 Board Meeting Date and (ii) the receipt by TSYS of a certificate executed by the Chief Executive Officer or the Chief Financial Officer of Synovus to the effect that all of the additional conditions to the Distributions set forth in Section 3.5 (other than the additional condition set forth in Section 3.5(a)) have been satisfied or waived as of the Stage 2 Board Meeting Date (the “Synovus Stage 2 Officer’s Certificate”), TSYS will authorize and declare the Cash Dividend as a cash dividend in respect of the shares of TSYS Common Stock outstanding on the Dividend Record Date, payable to the holders of such shares on a pro rata basis, and will publicly announce the Cash Dividend in a joint announcement with Synovus announcing the Distributions, such authorization, declaration and announcement contingent upon and subject to written confirmation from the Chief Executive Officer or the Chief Financial Officer of Synovus that (x) on the same day the Board of Directors of Synovus (or a properly designated committee thereof) authorized the Distributions and (y) the representations and warranties in Section 3.3(b) and Section 3.3(d) are true and correct as of such date. To the extent the Cash Dividend is payable pursuant hereto, TSYS will pay the Cash Dividend at such time as is determined pursuant to Section 3.6 hereof as follows:

                    (a) Payment to CB&T. TSYS will pay to CB&T, to such account specified in writing by CB&T, a portion of the Cash Dividend (rounded to the nearest cent) equal to the aggregate Cash Dividend multiplied by a fraction, the numerator of which is the number of shares of TSYS Common Stock owned of record by CB&T on the Dividend Record Date and the denominator of which is the total number of issued and outstanding shares of TSYS Common Stock on the Dividend Record Date; and
                    (b) Payment to Other Shareholders. TSYS will (i) deposit with TSYS’s stock transfer agent (the “TSYS Agent”) the remainder of the Cash Dividend concurrently with the payment of a portion of the Cash Dividend to CB&T, for the benefit of the holders of record on the Dividend Record Date of the TSYS Common Stock (other than CB&T), and (ii) authorize and direct the TSYS Agent to pay, on or as soon as possible following the Distribution Date, to each holder of record of shares of TSYS Common Stock on the Dividend Record Date (other than CB&T) a portion of the Cash Dividend (rounded to the nearest cent) equal to the Cash Dividend multiplied by a fraction, the numerator of which is the number of shares of TSYS Common Stock owned of record by such holder on the Dividend Record Date and the denominator of which is the total number of issued and outstanding shares of TSYS Common Stock on the Dividend Record Date.
All payments and deposits made by TSYS under this Section 2.2 shall be made by wire transfer of immediately available funds.
     Section 2.3 Representations and Warranties by TSYS.
                    (a) TSYS represents and warrants to Synovus and CB&T, as of the date hereof, that the Board of Directors of TSYS, or such committee of such Board of Directors as shall have been properly designated to take such action by the Board of Directors of TSYS, (i) has made the determinations that would have been required of it pursuant to the GBCC, including Section 14-2-640 of the GBCC, as if the Cash Dividend, including the amount thereof, had been authorized as of the date of this Agreement and (ii) has determined that this Agreement and the transactions contemplated hereby, including the Cash Dividend, are in the best interests of TSYS and its shareholders.
                    (b) TSYS represents and warrants to Synovus and CB&T, as of the Declaration Date, that the Board of Directors of TSYS, or such committee of such Board of Directors as shall have been properly designated to take such action by the Board of Directors of TSYS, will (i) have made the determinations required of it pursuant to the GBCC, including Section 14-2-640 of the GBCC, with respect to the authorization of the Cash Dividend, including the amount thereof, (ii) have authorized the Cash Dividend in accordance with the GBCC, which authorization is in full force and effect under the GBCC and (iii) not have determined that, as a result of a change in facts, events or circumstances occurring after the date of this Agreement, this Agreement and the transactions contemplated hereby, including the Cash Dividend, are not in the best interests of TSYS and its shareholders.
     Section 2.4 Stage 1 Conditions to the Cash Dividend. The following are conditions to the authorization and declaration of the Cash Dividend that are to be satisfied or waived at or prior to the Stage 1 Completion Date. The conditions are for the sole benefit of TSYS and shall not give rise to or create any duty on the part of TSYS or the Board of Directors of TSYS (or any committee of such Board) to waive or not waive any such condition.
          (a) Representations and Warranties. The representations and warranties of Synovus set forth in Section 3.3(a) and the representations and warranties of CB&T set forth in Section 3.3(c) shall be true and correct;
          (b) Organizational Documents. The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws—For Shareholder Approval shall have been approved and adopted (each to be effective as of the Effective Time) by the requisite vote of the holders of TSYS Common Stock;
          (c) Government Approvals. Any material Governmental Approvals necessary to consummate the Distributions, including the approval of the Georgia Department of Banking & Finance, shall have been obtained and be in full force and effect;
          (d) No Legal Restraints. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Cash Dividend or the Distributions shall be in effect or be threatened by any Governmental Authority; and
          (e) No Abandonment of the Distributions. This Agreement shall have not been terminated, nor the Distributions or the Cash Dividend abandoned, by Synovus or TSYS pursuant to Section 6.4.
     Section 2.5 Stage 2 Conditions to the Cash Dividend. The following are additional conditions to the authorization and declaration of the Cash Dividend that are to be satisfied or waived at or prior to the Stage 2 Board Meeting Date. The conditions are for the sole benefit of TSYS and shall not give rise to or create any duty on the part of TSYS or the Board of Directors of TSYS (or any committee of such Board) to waive or not waive any such condition.
          (a) Representations and Warranties. The representations and warranties of Synovus set forth in Section 3.3(b) and the representations and warranties of CB&T set forth in Section 3.3(d) shall be true and correct;
          (b) GBCC. The Board of Directors of TSYS, or such committee of such Board of Directors as shall have been properly designated to take such action by the Board of Directors of TSYS, shall have made the determinations required of it pursuant to the GBCC, including Section 14-2-640 of the GBCC, with respect to the authorization of the Cash Dividend, including the amount thereof;
          (c) Tax Opinion. Synovus shall have obtained and delivered to TSYS an opinion from King & Spalding LLP, substantially in the form attached hereto as Exhibit A (the “Tax Opinion”), which Tax Opinion shall provide that it may be relied upon by TSYS;
          (d) Ancillary Agreements. Synovus shall have delivered to TSYS executed copies of each of the Ancillary Agreements, executed by Synovus and CB&T (or their respective Subsidiaries), as applicable, in each case effective as of the Effective Time;

          (e) Government Approvals. Any material Governmental Approvals necessary to consummate the Distributions, including the approval of the Georgia Department of Banking & Finance, shall have been obtained and be in full force and effect;
          (f) No Legal Restraints. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Cash Dividend or the Distributions shall be in effect or be threatened by any Governmental Authority; and
          (g) No Abandonment of the Distributions. This Agreement shall have not been terminated, nor the Cash Dividend or the Distributions abandoned, by Synovus or TSYS pursuant to Section 6.4.
ARTICLE III.
THE DISTRIBUTIONS
     Section 3.1 The First Distribution.
          (a) Authorization of the First Distribution. Subject to (i) the satisfaction or waiver of the additional conditions to the Distributions set forth in Section 3.5 on or prior to the Stage 2 Board Meeting Date and (ii) the receipt by Synovus of a certificate executed by the Chief Executive Officer or the Chief Financial Officer of TSYS to the effect that all of the additional conditions to the Cash Dividend set forth in Section 2.5 (other than the additional condition set forth in Section 2.5(a)) have been satisfied or waived as of the Stage 2 Board Meeting Date (the “TSYS Stage 2 Officer’s Certificate”), CB&T will authorize and declare the First Distribution, payable to Synovus, as the sole shareholder of CB&T on the First Distribution Record Date, contingent upon and subject to written confirmation from the Chief Executive Officer or the Chief Financial Officer of TSYS that (x) on the same day the Board of Directors of TSYS (or a properly designated committee thereof) authorized and declared the Cash Dividend, and (y) the representations and warranties set forth in Section 2.3(b) are true and correct as of such date.
          (b) Delivery of Shares for First Distribution. On or prior to the Distribution Date, but following the Dividend Record Date and prior to the Second Distribution, CB&T will deliver to Synovus a certificate or certificates, endorsed in blank, representing all of the outstanding shares of TSYS Common Stock then owned by CB&T.
     Section 3.2 The Second Distribution.
          (a) Authorization of the Second Distribution. Subject to (i) the satisfaction or waiver of the additional conditions to the Distributions set forth in Section 3.5 on or prior to the Stage 2 Board Meeting Date and (ii) the receipt by Synovus of the TSYS Stage 2 Officer’s Certificate, Synovus will authorize and declare the Second Distribution, contingent upon and subject to written confirmation from the Chief Executive Officer or the Chief Financial Officer of TSYS that (x) on the same day the Board of Directors of TSYS (or a properly designated committee thereof) authorized and declared the Cash Dividend and (y) the representations and warranties in Section 2.3(b) are true and correct as of such date. On or prior to the Distribution

Date, and immediately following the First Distribution, Synovus shall deliver to Synovus’s stock transfer agent (the “Synovus Agent”) a certificate or certificates representing all of the outstanding shares of TSYS Common Stock then owned by Synovus, endorsed by Synovus in blank, for the benefit of the holders of the Synovus Common Stock on the Second Distribution Record Date, and Synovus shall authorize the Synovus Agent to distribute, on or as soon as practicable following the Distribution Date, such shares of TSYS Common Stock to holders of record of shares of Synovus Common Stock on the Second Distribution Record Date as further contemplated hereby. TSYS shall provide any share certificates that the Synovus Agent shall require in order to effect the Distributions.
          (b) Distribution of Shares in the Second Distribution. Each record holder of Synovus Common Stock on the Second Distribution Record Date (or such holder’s designated transferee) will be entitled to receive in the Second Distribution a number of shares of TSYS Common Stock, subject to Section 3.2(c), equal to the number of shares of TSYS Common Stock beneficially owned by Synovus on the Second Distribution Record Date (immediately following the First Distribution) multiplied by a fraction, the numerator of which is the number of shares of Synovus Common Stock held of record by such holder on the Second Distribution Record Date and the denominator of which is the number of shares of Synovus Common Stock outstanding on the Second Distribution Record Date. Notwithstanding anything to the contrary herein, the shares of TSYS Common Stock distributed in the Second Distribution will be distributed only pursuant to a book entry system. Synovus shall authorize the Synovus Agent to deliver the shares of TSYS Common Stock previously delivered to the Synovus Agent to a depositary and to mail to each holder of record of Synovus Common Stock on the Second Distribution Record Date a statement of the whole shares of TSYS Common Stock credited to such holder’s account. If following the Second Distribution a holder of TSYS Common Stock requests physical certificates instead of participating in the book entry system, the TSYS Agent will issue certificates for such shares.
          (c) Fractional Shares. Each record holder of Synovus Common Stock who, after aggregating the number of shares of TSYS Common Stock (or fractions thereof) to which such stockholder otherwise would be entitled on the Second Distribution Record Date would be entitled to receive a fraction of a share of TSYS Common Stock in the Second Distribution, will receive cash in lieu of fractional shares. Fractional shares of TSYS Common Stock will not be distributed in the Second Distribution nor credited to book-entry accounts. The TSYS Agent shall, as soon as practicable after the Distribution Date, (i) aggregate all such fractional shares into whole shares and sell whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (ii) distribute to each such record holder such holder’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of TSYS Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. TSYS shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the TSYS Agent. None of Synovus, TSYS or the TSYS Agent will guarantee any minimum sale price for the fractional shares of TSYS Common Stock. Neither Synovus nor TSYS will pay any interest on the proceeds from the sale of fractional shares. The TSYS Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the TSYS Agent nor the selected broker-dealer will be Affiliates of Synovus or TSYS.
          (d) Obligation to Provide Information. TSYS, CB&T and Synovus, as the case may be, will provide to the Synovus Agent all share certificates and any information required in order to complete the Distributions on the basis specified above.
          (e) TSYS Under No Obligation to Issue Shares. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, TSYS shall not be required to issue any shares of TSYS Common Stock (whether new or from treasury), purchase any shares of TSYS Common Stock on the open market or in any other transactions, pay any indemnity or expend any funds to make whole, in each case in order to satisfy any pending or actual claim, loss or liability related to a Synovus shareholder (or former shareholder) not receiving the number of shares of TSYS Common Stock such shareholder was entitled to receive as part of the Distributions (whether or not a shareholder on the Distribution Record Date).
     Section 3.3 Representations and Warranties by Synovus and CB&T.
          (a) Synovus represents and warrants to TSYS, as of the date hereof, that the Board of Directors of Synovus, or such committee of such Board of Directors as shall have been properly designated to take such action by the Board of Directors of Synovus, (i) has made the determinations that would have been required of it pursuant to the GBCC, including Section 14-2-640 of the GBCC, as if the Second Distribution had been authorized as of the date of this Agreement and (ii) has determined that this Agreement and the transactions contemplated hereby, including the Distributions, are in the best interests of Synovus and its shareholders.
          (b) Synovus represents and warrants to TSYS, as of the Declaration Date, that the Board of Directors of Synovus, or such committee of such Board of Directors as shall have been properly designated to take such action by the Board of Directors of Synovus, will (i) have made the determinations required of it pursuant to the GBCC, including Section 14-2-640 of the GBCC, with respect to the authorization of the Second Distribution, (ii) have authorized the Second Distribution in accordance with the GBCC, which authorization is in full force and effect under the GBCC and (iii) not have determined that, as a result of a change in facts, events or circumstances occurring after the date of this Agreement, this Agreement and the transactions contemplated hereby, including the Distributions, are not in the best interests of Synovus and its shareholders.
          (c) CB&T represents and warrants to TSYS, as of the date hereof, that, subject to the approval by the Georgia Department of Banking and Finance, the Board of Directors of CB&T, or such committee of such Board of Directors as shall have been properly designated to take such action by the Board of Directors of CB&T, has made the determinations that would have been required of it pursuant to the Financial Institutions Code of Georgia (the “FICG”), including Sections 7-1-460 and 7-1-461(c) of the FICG, as if the First Distribution had been authorized as of the date of this Agreement.
          (d) CB&T represents and warrants to TSYS, as of the Declaration Date, that the Board of Directors of CB&T, or such committee of such Board of Directors as shall have been properly designated to take such action by the Board of Directors of CB&T, will have (i) made the determinations required of it pursuant to the FICG, including Sections 7-1-460 and 7-1-461(c) of the FICG, with respect to the authorization of the First Distribution, and (ii) authorized the First Distribution in accordance with the FICG, which authorization is in full force and effect under the FICG.
     Section 3.4 Stage 1 Conditions to the Distributions. The following are conditions to the authorization of the Distributions that are to be satisfied or waived at or prior to the Stage 1 Completion Date. The conditions are for the sole benefit of Synovus and shall not give rise to or create any duty on the part of Synovus or the Board of Directors of Synovus (or any committee of such Board) to waive or not waive any such condition.
          (a) Representations and Warranties. The representations and warranties of TSYS set forth in Section 2.3(a) shall be true and correct;
          (b) Government Approvals. Any material Governmental Approvals necessary to consummate the Distributions, including the approval of the Georgia Department of Banking & Finance, shall have been obtained and be in full force and effect;
          (c) No Legal Restraints. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Cash Dividend or the Distributions shall be in effect or be threatened by any Governmental Authority; and
          (d) No Abandonment of the Distributions. This Agreement shall have not been terminated, nor the Cash Dividend or the Distributions abandoned, by Synovus or TSYS pursuant to Section 6.4.
     Section 3.5 Stage 2 Conditions to the Distributions. The following are additional conditions to the authorization of the Distributions that are to be satisfied or waived at or prior to the Stage 2 Board Meeting Date. The conditions are for the sole benefit of Synovus and shall not give rise to or create any duty on the part of Synovus or the Board of Directors of Synovus (or any committee of such Board) to waive or not waive any such condition.
          (a) Representations and Warranties. The representations and warranties of TSYS set forth in Section 2.3(b) shall be true and correct;
          (b) GBCC. The Boards of Directors of CB&T and Synovus, respectively (or properly designated committees thereof), shall have made the determinations required of them pursuant to the GBCC and the FICG, as applicable, including Section 14-2-640 of the GBCC and Sections 7-1-640 and 7-1-461(c) of the FICG, as applicable, with respect to the First Distribution and the Second Distribution, respectively;
          (c) Tax Opinion. Synovus shall have obtained the Tax Opinion;
          (d) Ancillary Agreements. TSYS shall have delivered to Synovus executed copies of each of the Ancillary Agreements, in each case effective as of the Effective Time;

          (e) Government Approvals. Any material Governmental Approvals and consents necessary to consummate the Distributions, including the approval of the Georgia Department of Banking & Finance, shall have been obtained and be in full force and effect;
          (f) No Legal Restraints. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Cash Dividend or the Distributions shall be in effect or be threatened by any Governmental Authority; and
          (g) No Abandonment of the Distributions. This Agreement shall have not been terminated, nor the Cash Dividend or the Distributions abandoned, by Synovus or TSYS pursuant to Section 6.4.
     Section 3.6 Timing of the Cash Dividend and the Distributions. Notwithstanding anything to the contrary herein, the timing of the Cash Dividend, the Distributions and the Distribution Date shall be mutually agreed to by the Board of Directors of Synovus (or a properly designated committee thereof) and the Board of Directors of TSYS (or a properly designated committee thereof), but in no event shall the Dividend Record Date, if the Cash Dividend and Distributions shall be declared pursuant to this Agreement, be (a) later than thirty (30) days after the Stage 2 Board Meeting Date or (b) after the First Distribution Record Date. The Parties shall coordinate and agree on the payment date for the Cash Dividend in order to, after taking legal, accounting and other regulatory matters into account, minimize the time between the date of payment of the Cash Dividend and the Distribution Date. Notwithstanding anything to the contrary in this Agreement, but subject to Section 6.4, the Parties shall use their respective commercially reasonable efforts to effect the Distributions on, and establish the Distribution Date as of, December 31, 2007, prior to the close of business.
ARTICLE IV.
DOCUMENTS TO BE DELIVERED AND OTHER STAGE 1 AND STAGE 2 ACTIONS
     Section 4.1 Documents to be Delivered by Synovus. On or prior to the Stage 2 Board Meeting Date, Synovus will deliver, or will cause its appropriate Subsidiaries to deliver, to TSYS and CB&T, as appropriate, all of the following items and agreements, each of which will be effective as of the Effective Time:
          (a) A duly executed Employee Matters Agreement substantially in the form attached hereto as Exhibit B (the “Employee Matters Agreement”);
          (b) A duly executed Tax Sharing Agreement substantially in the form attached hereto as Exhibit C (the “Tax Sharing Agreement”);
          (c) A duly executed Transition Services Agreement substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”);
          (d) A duly executed Master Confidential Disclosure Agreement substantially in the form attached hereto as Exhibit E (the “Confidential Disclosure Agreement”);

          (e) A duly executed Indemnification and Insurance Matters Agreement substantially in the form attached hereto as Exhibit F (the “Indemnification and Insurance Matters Agreement”);
          (f) A duly executed assignment and assumption agreement, substantially in the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement”);
          (g) Resignations of each person who is an officer of Synovus or any of its Subsidiaries (other than TSYS and its Subsidiaries), immediately prior to the Effective Time, and who will be an employee of TSYS from and after the Effective Time;
          (h) the Tax Opinion; and
          (i) Such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.
     Section 4.2 Documents to be Delivered by CB&T. On or prior to the Stage 2 Board Meeting Date, CB&T will, or will cause its appropriate Subsidiaries to, deliver to Synovus and TSYS, as appropriate, all of the following items and agreements, each of which will be effective as of the Effective Time:
          (a) Duly executed counterparts of each agreement or instrument referred to in Section 4.1 to which CB&T or any of its appropriate Subsidiaries is a party; and
          (b) Resignations of each person who is an officer of CB&T or any of its Subsidiaries (other than TSYS and its Subsidiaries), immediately prior to the Effective Time, and who will be an employee of TSYS from and after the Effective Time.
     Section 4.3 Documents to be Delivered by TSYS. On or prior to the Stage 2 Board Meeting Date, TSYS will, or will cause its appropriate Subsidiaries to, deliver to Synovus and CB&T, as appropriate, all of the following items and agreements:
          (a) Duly executed counterparts of each agreement or instrument referred to in Section 4.1 to which TSYS or any of its appropriate Subsidiaries is a party; and
          (b) Resignations of each person who is an officer of TSYS or any of its Subsidiaries, immediately prior to the Effective Time, and who will be an employee of Synovus or CB&T from and after the Effective Time.
     Section 4.4 Actions Prior to the Stage 1 Completion Date.
          (a) Charter; Bylaws. On or prior to the Stage 1 Completion Date, TSYS, CB&T and Synovus shall have taken all necessary actions to provide for the adoption by TSYS of the Amended and Restated Articles of Incorporation of TSYS attached hereto as Exhibit H and the Amended and Restated Bylaws of TSYS attached hereto as Exhibit I (amendments to be adopted by the Board of Directors of TSYS) and Exhibit J (additional amendments to be adopted by the holders of TSYS Common Stock), including, at every meeting of the shareholders of TSYS called between the date hereof and the Distribution Date, and at every postponement or adjournment thereof, CB&T voting all of the shares held by CB&T (and Synovus agrees to cause such vote) to be voted in favor of the adoption and approval of such amendments. In addition, CB&T shall vote all shares held by CB&T (and Synovus agrees to cause such vote) in favor of a proposed TSYS 2008 omnibus equity compensation plan in substantially the form previously provided to CB&T.
          (b) Proxy Statement. TSYS will, as promptly as possible after the date of this Agreement, prepare and file with the Commission the Proxy Statement, and TSYS shall use its reasonable commercial efforts to obtain all necessary approvals, if any, from the Commission with respect thereto as soon as practicable. Without limiting the foregoing, TSYS shall use all commercially reasonable efforts to respond to the comments of the Commission and to cause the Proxy Statement to be mailed to the holders of TSYS Common Stock at the earliest practical time. TSYS will notify Synovus promptly of the receipt of the comments of the Commission, if any, and of any request by the Commission for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply Synovus with copies of all correspondence between TSYS or its Representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Proxy Statement. TSYS shall provide Synovus with an opportunity to review and comment upon the Proxy Statement and any amendment or supplement to the Proxy Statement. Synovus and TSYS will jointly prepare, and TSYS will, to the extent required under applicable Law, file with the Commission any additional documentation which Synovus and TSYS determine is necessary or desirable to effectuate the Distributions, and Synovus and TSYS shall each use its reasonable commercial efforts to obtain all necessary approvals, if any, from the Commission with respect thereto as soon as practicable.
          (c) Consents. Each Party shall use its commercially reasonable efforts (i) to obtain such approvals from any Governmental Authority and (ii) to obtain such consents (collectively, the “Third Party Consents”), from, and deliver such notices to, any Third Party to a material contract, agreement or other instrument to which such Party or its Subsidiary is a party or by which such Party’s or its Subsidiary’s assets are bound, as are necessary to avoid any breach, default or violation of such contract, agreement, other instrument or Law in connection with the transactions contemplated hereby; provided, however, that no Party shall be obligated to pay any consideration therefor (except for filing fees or other similar charges) to any Third Party from whom such consent or approval is requested.
ARTICLE V.
COVENANTS AND OTHER MATTERS
     Section 5.1 Other Agreements; Further Assurances. In addition to the specific agreements, documents and instruments annexed to this Agreement, Synovus, CB&T and TSYS agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements. Furthermore, in addition to the actions specifically provided for elsewhere in this Agreement but subject to Section 6.4, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

     Section 5.2 Agreement for Exchange of Information. Each of Synovus, CB&T and TSYS agrees to provide, or cause to be provided, to each other, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) for a period of eighteen (18) months after the Distribution Date, in connection with the ongoing businesses of Synovus, CB&T or TSYS, as the case may be; provided, however, that if any Party (acting reasonably and in good faith) determines that any such provision of Information would be reasonably likely to be commercially detrimental to it or its Affiliates, violate any Law or agreement, or waive any attorney-client privilege, the Parties shall take commercially reasonable measures to permit the compliance with such obligations in a manner that does not require the disclosure of such Information.
          (a) Internal Accounting Controls; Financial Information. From and after the Distribution Date until the date that is eighteen (18) months following the Distribution Date, each Party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other Party to satisfy its reporting, accounting, audit and other similar obligations. From and after the Distribution Date until the date that is twenty-seven (27) months following the Distribution Date, each Party shall provide, or cause to be provided, to the other Party and its Subsidiaries in such form as such requesting Party shall request, with all reasonable out-of-pocket costs and expenses incurred to be paid by the requesting Party, all financial and other data and information as the requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority, including management’s report on internal control over financial reporting contained in the requesting Party’s annual report on Form 10-K and the related auditor opinion on internal control over financial reporting. In the event that a Party determines that the other Party has a potential significant deficiency or material weakness in internal control over financial reporting that impacts the Party’s internal control over financial reporting, the Party shall so notify the other Party and the Parties shall jointly consider the plan to remediate any such potential significant deficiency or material weakness.
          (b) Ownership of Information. Any Information owned by a Party that is provided to a requesting Party pursuant to this Section 5.2 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
          (c) Record Retention. Except as otherwise provided in Section 17.2 of the Employee Matters Agreement with respect to the sharing of certain employee records or Section 5.9 of the Tax Sharing Agreement with respect to tax related books and records, to facilitate the possible exchange of Information pursuant to this Section 5.2 and other provisions of this Agreement after the Distribution Date, each Party agrees to use its reasonable commercial efforts to retain all Information in their respective possession or control on the Distribution Date substantially in accordance with their respective policies as in effect on the Distribution Date. However, except as set forth in the Tax Sharing Agreement, at any time after the Distribution Date, each Party may amend their respective record retention policies at such Party’s discretion; provided, however, that if a Party desires to effect the amendment within three (3) years after the Distribution Date, the amending Party must give thirty (30) days prior written notice of such change in the policy to the other Parties to this Agreement. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Distribution Date (other than Information that is permitted to be destroyed under the current record retention policy of such Party) without first using its reasonable commercial efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction.
          (d) Limitation of Liability. No Party shall have any liability to any other Party if any Information exchanged or provided pursuant to this Section is found to be inaccurate, in the absence of willful misconduct by the Party providing such Information. No Party shall have any liability to any other Party if any Information is destroyed or lost after reasonable commercial efforts by such Party to comply with the provisions of Section 5.2(c).
          (e) Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 5.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement, any Ancillary Agreement or any other agreement between any of the Parties.
          (f) Production of Witnesses; Records; Cooperation. Subject to Section 5.9, except in the case of a legal or other proceeding by one Party against another Party (which shall be governed by such discovery rules as may be applicable under Section 5.5 or otherwise), each Party shall use its reasonable commercial efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith. Notwithstanding anything in this Section 5.2(f) to the contrary, no Party shall be obliged to make available to any other Party any Trade Secrets (as defined in the Confidential Disclosure Agreement), patentable inventions or computer programs (whether in source code or object code form), or documentation related to computer programs.
     Section 5.3 Auditors and Audits; Annual and Quarterly Statements and Accounting. Each Party agrees that, for so long as Synovus is required in accordance with United States generally accepted accounting principles to include TSYS’s results of operations and financial position in its consolidated financial statements:

          (a) Date of Auditors’ Opinion and Quarterly Reviews. TSYS shall use its reasonable commercial efforts to enable its (and its Subsidiaries’) independent certified public accountants (the “TSYS Auditors”) to complete their audit such that they will date their opinion on TSYS’s audited annual financial statements on or prior to the date that Synovus’s independent certified public accountants (the “Synovus Auditors”) date their opinion on Synovus’s audited annual financial statements, and to enable Synovus to meet its timetable for the printing, filing and public dissemination of Synovus’s annual financial statements, which dates shall be generally consistent with past practice unless otherwise required by Law. TSYS shall use its reasonable commercial efforts to enable the TSYS Auditors to complete their quarterly review procedures such that they will provide clearance on TSYS’s quarterly financial statements on the same date that the Synovus Auditors provide clearance on Synovus’s quarterly financial statements, which dates shall be generally consistent with past practices unless otherwise required by Law.
          (b) Annual and Quarterly Financial Statements. TSYS shall provide to Synovus on a timely basis all Information that Synovus reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Synovus’s annual and quarterly financial statements, which dates shall be generally consistent with past practices unless otherwise required by Law. Without limiting the generality of the foregoing, TSYS will provide all required financial Information with respect to TSYS and its Subsidiaries to the TSYS Auditors in a sufficient and reasonable time and in sufficient detail to permit the TSYS Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the Synovus Auditors with respect to Information to be included or contained in Synovus’s annual and quarterly financial statements. Similarly, Synovus shall provide to TSYS on a timely basis all Information that TSYS reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of TSYS’s annual and quarterly financial statements. Without limiting the generality of the foregoing, Synovus will provide all required financial Information with respect to Synovus and its Subsidiaries to the Synovus Auditors in a sufficient and reasonable time and in sufficient detail to permit the Synovus Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the TSYS Auditors with respect to Information to be included or contained in TSYS’s annual and quarterly financial statements.
          (c) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. TSYS shall authorize the TSYS Auditors to make available to the Synovus Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of TSYS and work papers related to the annual audits and quarterly reviews of TSYS, in all cases within a reasonable time prior to the TSYS Auditors’ opinion date, so that the Synovus Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the TSYS Auditors as it relates to the Synovus Auditors’ report on Synovus’s financial statements, all within sufficient time to enable Synovus to meet its timetable for the printing, filing and public dissemination of Synovus’s annual and quarterly statements, which dates shall be generally consistent with past practices unless otherwise required by Law. Similarly, Synovus shall authorize the Synovus Auditors to make available to the TSYS Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of Synovus and work papers related to the annual audits and quarterly reviews of Synovus, in all cases within a reasonable time prior to the Synovus Auditors’ opinion date, so that the TSYS Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Synovus Auditors as it relates to the TSYS Auditors’ report on TSYS’s statements, all within sufficient time to enable TSYS to meet its timetable for the printing, filing and public dissemination of TSYS’s annual and quarterly financial statements.
          (d) Access to Books and Records. TSYS shall provide Synovus’s internal auditors and their designees access to TSYS’s and its Subsidiaries’ books and records solely so that Synovus may conduct reasonable audits relating to the financial statements provided by TSYS pursuant hereto as well as to the internal accounting controls and operations of TSYS and its Subsidiaries. Similarly, Synovus shall provide TSYS’s internal auditors and their designees access to Synovus’s and its Subsidiaries’ books and records solely so that TSYS may conduct reasonable audits relating to the financial statements provided by Synovus pursuant hereto as well as to the internal accounting controls and operations of Synovus and its Subsidiaries.
          (e) Notice of Changes. TSYS shall give Synovus as much prior notice as reasonably practical of any proposed restatement of, or any significant changes in, any financial statement of TSYS included in Synovus’s consolidated financial statements. TSYS will consult with Synovus and, if requested by Synovus, TSYS will consult with Synovus’s independent public accountants with respect thereto. Synovus shall give TSYS as much prior notice as reasonably practical of any proposed restatement of, or any significant changes in, its financial statements to the extent that any such restatement or change relates to the TSYS Business. Synovus will consult with TSYS and, if requested by TSYS, Synovus will consult with TSYS’s independent public accountants with respect thereto.
     Section 5.4 Expenses. Except as otherwise provided in this Agreement, the Transition Services Agreement or any other Ancillary Agreement, (i) all costs and expenses of the Parties incurred in connection with the printing and delivery of the Information Statement or incurred from a transfer agent of any of the Parties in connection with the Distributions shall be charged to and paid by Synovus, (ii) all costs and expenses of the Parties incurred in connection with the printing and delivery of the Proxy Statement or incurred from a transfer agent of any of the Parties in connection with the Cash Dividend shall be charged to and paid by TSYS and (iii) subject to clauses (i) and (ii), all costs and expenses of the Parties incurred in connection with the preparation, execution and implementation of this Agreement, any Ancillary Agreement, the Information Statement and the consummation of the transactions contemplated hereby and thereby, including the expenses of legal, financial, accounting and other advisors, shall be charged to and paid by the Party that incurs such cost or expense or on behalf of which such cost or expense is incurred, unless otherwise agreed in writing by the Parties.
     Section 5.5 Dispute Resolution. Except as otherwise set forth in the Tax Sharing Agreement, resolution of any and all disputes, controversies and claims arising out of, in connection with or in relation to the existence, interpretation, performance or nonperformance of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, whether based on contract, tort, statute or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Section 5.5.
          (a) Negotiation. The Parties shall make an attempt to resolve any Dispute through negotiation. Within fifteen (15) days after written notice (a “Dispute Notice”) of a

Dispute is given by any Party to another Party, management of the disputing Parties (the “Disputing Parties”) shall negotiate for a reasonable period of time to settle such Dispute; provided, however, such reasonable period shall not, unless otherwise agreed by the Disputing Parties in writing, exceed sixty (60) days from the date of receipt by any Party of a Dispute Notice. During the course of negotiations under this Section 5.5(a), all reasonable requests made by one Disputing Party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the Disputing Parties but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Disputing Party.
          (b) Mediation. If, for any reason, any Dispute is not settled by the Disputing Parties within sixty (60) days from the date of receipt of a Dispute Notice (unless otherwise agreed in writing by the Disputing Parties), the Disputing Parties will attempt to resolve such Dispute by mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held in Columbus, Georgia, or at another location which the Disputed Parties mutually select, within thirty (30) days after the end of the sixty (60) day negotiation period. The mediation process shall continue as the exclusive method of resolving the Dispute (other than negotiation between the Disputing Parties) until the earlier of the Dispute being resolved or the mediator finding in good faith that all settlement possibilities have been exhausted and that the matter is not resolvable through mediation, or 120 days after receipt by a Party of a Dispute Notice, unless the Parties agree in writing to extend the time for mediation. Thereafter, at the request of any Disputing Party, the Dispute shall then be determined by binding arbitration in accordance with Section 5.5(c). The costs of mediation shall be shared equally by the Disputing Parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the Disputing Parties, and shall be binding on them.
          (c) Arbitration. Any Dispute that has not been timely resolved in accordance with Sections 5.5 (a) or 5.5 (b) shall be finally resolved by binding arbitration conducted in Columbus, Georgia, or at another location which the Disputing Parties mutually select, in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). In any Dispute between any Parties hereto, the number of arbitrators shall be three (3) with one arbitrator selected by Synovus and/or CB&T, as the case may be, and one arbitrator selected by TSYS. The third arbitrator, who shall chair the arbitral tribunal, shall be jointly elected by the two Party-appointed arbitrators within thirty (30) days of the appointment of the second arbitrator. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in the Federal Arbitration Act, 9 U.S.C. Section 1 et seq). If any arbitrator is not timely appointed, such arbitrator shall be selected by the American Arbitration Association in accordance with listing, ranking and striking provisions of the Rules. Any controversy concerning whether an Dispute is an arbitrable Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Section 5.5 shall be determined by the arbitrators. In resolving any Dispute, the Parties intend that the arbitrators apply the terms and conditions of this Agreement and the Ancillary Agreements and the substantive laws of the State of Georgia, without regard to the choice of law principles thereof that could mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings available under this Agreement and Georgia law, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, multiple or any other forms of non-compensatory damages. Unless otherwise agreed in writing by or among the Disputing Parties or permitted by this Agreement or any of the Ancillary Agreements, the Disputing Parties shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award, (ii) in an action to compel arbitration or in aid of arbitration and (iii) to the extent otherwise required by Law or the rules of any national securities exchange or other regulatory authority. Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Dispute. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.
     Section 5.6 Non-Solicitation of Employees.
          (a) Except as set forth on Schedule 5.6, for the period beginning on the date of this Agreement and ending on the date that is twelve (12) months after the Distribution Date, TSYS will not and will not permit any of its Subsidiaries to, directly or indirectly, solicit or recruit for its employment any employee of Synovus or any of Synovus’s Subsidiaries as of the date hereof and/or as of the Distributions without providing prior written notice to the Chief Executive Officer and the Director of Human Resources of Synovus; provided, however, that nothing in this Section 5.6(a) shall prohibit the hiring without prior written notice of any natural person who applied for employment with TSYS or any of its Subsidiaries solely in response to any public medium advertising.
          (b) Except as set forth on Schedule 5.6, for the period beginning on the date of this Agreement and ending on the date that is twelve (12) months after the Distribution Date, Synovus will not and will not permit any of its Subsidiaries to, directly or indirectly, solicit or recruit for its employment any employee of TSYS or any of TSYS’s Subsidiaries as of the date hereof and/or as of the Distributions without providing prior written notice to the Chief Executive Officer and the Executive Vice President of Administrative Services of TSYS; provided, however, that nothing in this Section 5.6(b) shall prohibit the hiring without prior written notice of any natural person who applied for employment with Synovus or any of its Subsidiaries solely in response to any public medium advertising.
     Section 5.7 Corporate Names; Trademarks. Except as otherwise specifically provided in any Ancillary Agreement or as otherwise agreed in writing between any Parties (including as contemplated in any lease agreement between any Parties existing as of the date hereof):

          (a) as soon as reasonably practicable after the Distribution Date but in any event within twelve (12) months thereafter, TSYS will, and will cause its Subsidiaries to, each at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on the real property or premises owned or leased by or placed by, or at the direction of TSYS or any of its Subsidiaries which include the Synovus, CB&T or any of their respective Subsidiaries name, logo or other trademark or service mark or any similar mark or any derivative thereof or other intellectual property of Synovus, CB&T or any of their respective Subsidiaries (collectively “Synovus and CB&T Marks”);
          (b) as soon as is reasonably practicable after the Distribution Date but in any event within twelve (12) months thereafter, TSYS will, and will cause its Subsidiaries to (i) cease using, and (ii) remove from their letterhead, envelopes, invoices, products, product labels, product literature, brochures and other communications media of any kind, all the Synovus and CB&T Marks (except that TSYS shall not be required to take any such action with respect to materials in the possession of Third Parties). Nothing herein shall oblige TSYS or it Subsidiaries to destroy or remove from their possession or control, any of the following materials bearing the Synovus and CB&T Marks: letters or other correspondence, contracts, insurance policies, or other documents or materials required by law or for legal reasons, or which is required for the continued conduct of TSYS and its Subsidiaries’ business, or to defend actual or prospective litigation, or by supervisory, fiscal or taxation authorities or other Government Authority (collectively, all of the foregoing “TSYS Archive Material”), if such TSYS Archive Material was in existence prior to the Distribution Date, and provided such TSYS Archive Material may not be used for promotion, marketing, advertising or any other purpose not permitted herein;
          (c) as soon as reasonably practicable after the Distribution Date but in any event within twelve (12) months thereafter, each of Synovus and CB&T will, and will cause their respective Subsidiaries to, each at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any real property or premises owned or leased by or placed by, or at the direction of Synovus, CB&T or any of their respective Subsidiaries which include the TSYS or any Subsidiary of TSYS name, logo or other trademark or any similar mark or any derivative thereof or other intellectual property of TSYS or any of its Subsidiaries (collectively “TSYS Marks”); and
          (d) as soon as is reasonably practicable after the Distribution Date but in any event within twelve (12) months thereafter, each of Synovus and CB&T will, and will cause their respective Subsidiaries to (i) cease using, and (ii) remove from their letterhead, envelopes, invoices, products, product labels, product literature, brochures and other communications media of any kind, all the TSYS Marks (except that neither Synovus nor CB&T shall be required to take any such action with respect to materials in the possession of Third Parties). Nothing herein shall oblige Synovus, CB&T or their respective Subsidiaries to destroy or remove from their possession or control, any of the following materials bearing the TSYS Marks: letters or other correspondence, contracts, insurance policies, or other documents or materials required by law or for legal reasons, or which is required for the continued conduct of their and their Subsidiaries’ business, or to defend actual or prospective litigation, or by supervisory, fiscal or taxation authorities or other Government Authority (collectively, all of the foregoing “Synovus and CB&T Archive Material”), if such Synovus and CB&T Archive Material was in existence prior to the Distribution Date, and provided such Synovus and CB&T Archive Material may not be used for promotion, marketing, advertising or any other purpose not permitted herein.
          (e) each Party’s use of another Party’s marks (whether the Synovus and CB&T Marks or the TSYS Marks) as permitted in this Section 5.7 is subject to such Party’s compliance with the quality control requirements and guidelines in effect for such marks as are notified to it. Each Party shall cease and shall ensure that its Subsidiaries shall cease to make any use of any names or trademarks that include the trademarks of another Party or another Partys’ Subsidiaries, and any names or trademarks related thereto including any names or trademarks confusingly similar thereto or dilutive thereof.
     Section 5.8 Post-Distribution Remittances.
          (a) Following the Distribution Date, Synovus and CB&T will promptly remit to TSYS, or reimburse TSYS for, all amounts, and endorse or remit to TSYS the proceeds of all checks, drafts, notes or other documents, received by Synovus, CB&T or any of their respective Subsidiaries, that should have otherwise been paid to TSYS or any of its Subsidiaries.
          (b) Following the Distribution Date, TSYS will promptly remit to Synovus or CB&T, as applicable, or reimburse Synovus or CB&T, as applicable, for, all amounts, and endorse or remit to Synovus or CB&T, as applicable, the proceeds of all checks, drafts, notes or other documents, received by TSYS or any of its Subsidiaries, that should have otherwise been paid to Synovus, CB&T or any of their respective Subsidiaries, as the case may be.
     Section 5.9 Privileged Matters. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of Synovus, CB&T and their respective Subsidiaries, and each of TSYS and its Subsidiaries, and that each of Synovus, CB&T and their respective Subsidiaries, and each of TSYS and its Subsidiaries should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. Except as otherwise specifically provided in the Tax Sharing Agreement with respect to tax matters or any other agreement between the Parties, to allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:
     (a) Synovus shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Synovus Business, whether or not the privileged information is in the possession of or under the control of Synovus or TSYS.
     (b) TSYS shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the TSYS Business, whether or not the privileged information is in the possession of or under the control of Synovus, CB&T or TSYS.
     (c) Synovus and TSYS (collectively, the “Privileged Parties”) agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 5.9, with respect to all privileges not allocated pursuant to the terms of Sections 5.9(a) and (b). All privileges relating to any Action, disputes or other matters which involve Synovus and TSYS in respect of which such Privileged Parties retain any responsibility or liability under this Agreement, shall be subject to a shared privilege between them.
     (d) No Privileged Party may waive any privilege which could be asserted under any applicable Law, and in which any other Privileged Party has a shared privilege, without the consent of the other Privileged Party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Action with Third Parties or as provided in Section 5.9(e). Request for consent shall be in writing and any consents shall be deemed to be granted unless written objection is made within twenty (20) days after timely notice upon the other Privileged Party requesting such consent.
     (e) Except as otherwise provided in any other agreement between the Parties, in the event of any Action or dispute between the Privileged Parties, any Privileged Party and a Subsidiary of another Privileged Party, or a Subsidiary of a Privileged Party and a Subsidiary of another Privileged Party, either such Privileged Party, to the extent necessary in connection with such Action or dispute, may waive a privilege in which the other Privileged Party has a shared privilege, without obtaining the consent of the other Privileged Party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to such Action or dispute between the relevant Privileged Parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to Third Parties.
     (f) If a dispute arises between or among the Privileged Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Privileged Party, each Privileged Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Privileged Parties, and shall not unreasonably withhold consent to any request for waiver by another Privileged Party. Each Privileged Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.
     (g) Upon receipt by either Privileged Party or by any Subsidiary thereof of any order, subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Privileged Party has the sole right hereunder to assert a privilege, or if either Privileged Party obtains knowledge that any of its or any of its Subsidiaries’ current or former Representatives has received any order, subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Privileged Party shall promptly notify the other Privileged Party of the existence of the request and shall provide the other Privileged Party a reasonable opportunity to review the information (to the extent such information is available to such Privileged Party) and to assert any rights it or they may have under this Section 5.9 or otherwise to prevent the production or disclosure of such privileged information; provided, however, nothing under this Section 5.9(g) shall prevent the Privileged Party that provided such notice from complying with such request.
     (h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Synovus and TSYS, as set forth in Sections 5.2 and 5.9 hereof and the Confidential Disclosure Agreement, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Section 5.2, the agreement to provide witnesses and individuals pursuant to Section 5.2(f) and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement or any Ancillary Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
     Section 5.10 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Agreement or any Ancillary Agreement shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
     Section 5.11 Conflict with Third-Party Agreements. Nothing in this Agreement shall require Synovus, CB&T or TSYS to violate any agreement with any Third Parties regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that Synovus, CB&T or TSYS is required under this Agreement to disclose any such information, Synovus, CB&T or TSYS, as the case may be, shall use all commercially reasonable efforts to seek to obtain such Third Party’s consent to the disclosure of such information; provided, further, that no Party shall be obligated to pay any consideration therefor (except for filing fees or other similar charges) to any Third Party from whom such consent is requested.
     Section 5.12 Information Statement. Synovus shall prepare and mail, prior to the Distribution Date, to the holders of Synovus Common Stock, such information concerning TSYS and the Distributions and such other matters as Synovus shall reasonably determine are necessary and as may be required by Law, including the Information Statement. TSYS shall furnish all information concerning itself as Synovus may reasonably request in connection with the preparation of the Information Statement, and Synovus shall provide, a reasonable time prior to the printing of the Information Statement, a substantially completed draft of the Information Statement for TSYS (or TSYS’ counsel) to review.
     Section 5.13 NYSE Notices. Prior to the Cash Dividend, TSYS shall, to the extent possible, give the NYSE not less than ten (10) days advance notice of the Dividend Record Date in compliance with Rule 10b-17 under the Exchange Act. Prior to the Distributions, Synovus shall, to the extent possible, give the NYSE not less than ten (10) days advance notice of the Second Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.
     Section 5.14 Shared Contracts. As promptly as is reasonably practicable following the date of this Agreement, each Party shall use its commercially reasonable efforts to determine whether to (and after such determination, use its commercially reasonable efforts to so implement such determination) (a) attempt to enter into new agreements with the relevant Third Party relative to the allocation of rights and responsibilities under each Shared Contract, (b) enter into an agreement between the Parties relative to the assignment of a Party’s rights and the delegation of a Party’s duties under such Shared Contract, or (c) arrive at some other form of agreement which maximizes the total benefit to the Parties of such Shared Contract, while equitably apportioning the rights and obligations of the Parties under such Shared Contract.

     Section 5.15 Confirmation of Tax Opinion. On the Distribution Date, each of Synovus and TSYS shall (a) deliver to King & Spalding LLP written confirmation that the representations made by it in, as applicable, the Synovus Officer’s Certificate or the TSYS Officer’s Certificate (as those terms are defined in the Tax Sharing Agreement) are true, correct and complete in all respects as of the Distribution Date and (b) otherwise cooperate in good faith with respect to the delivery by King & Spalding LLP of a “bring down” letter confirming each of the legal conclusions contained in the Tax Opinion as of the Distribution Date. The Parties agree that both Synovus and TSYS shall be entitled to rely on such “bring down” letter.
ARTICLE VI.
MISCELLANEOUS
     Section 6.1 Entire Agreement. This Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.
     Section 6.2 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Georgia as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.
     Section 6.3 Consent to Jurisdiction. Without limiting the provisions of Section 5.5, each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Georgia or the federal courts located in the State of Georgia for the purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the federal district courts located in the State of Georgia or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Georgia. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby in (i) the state courts of the State of Georgia or (ii) the federal district courts located in the State of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 6.4 Termination.
          (a) This Agreement and all Ancillary Agreements may be terminated and the Distribution and the Cash Dividend abandoned at any time prior to the Declaration Date:
               (i) by an agreement in writing signed by all of the Parties;
               (ii) by Synovus, if the Board of Directors of Synovus (or a properly designated committee thereof) determines in good faith (after receiving the advice of outside counsel) (A) that it is in the best interests of the holders of Synovus Common Stock to abandon the Distributions, provided, that any such determination shall be based upon a change in facts, events or circumstances occurring after the date of this Agreement or (B) that a declaration of the Second Distribution would violate the provisions of Section 14-2-640 of the GBCC;
               (iii) by CB&T, if the Board of Directors of CB&T (or a properly designated committee thereof) determines in good faith, after receiving the advice of outside counsel, that a declaration of the First Distribution would violate the provisions of Section 7-1-460 or Section 7-1-461(c) of the FICG;
               (iv) by TSYS, if the Board of Directors of TSYS (or a properly designated committee thereof) determines in good faith (after receiving the advice of outside counsel) (A) that it is in the best interests of the holders of TSYS Common Stock to abandon the Cash Dividend and the Distributions, provided, that any such determination shall be based upon a change in facts, events or circumstances occurring after the date of this Agreement or (B) that a declaration of the Cash Dividend would violate the provisions of Section 14-2-640 of the GBCC;
               (v) by either Synovus or TSYS, if the Declaration Date has not occurred by February 29, 2008; or
               (vi) by either Synovus or TSYS if any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Cash Dividend or the Distributions shall be in effect and shall have become final and non-appealable.
          (b) After the Declaration Date, this Agreement may not be terminated except by an agreement in writing signed by all of the Parties.
          (c) In the event of termination pursuant to this Section prior to the Declaration Date, no Party shall have any liability of any kind to any other Party.
     Section 6.5 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by any Party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation), or (iv) one (1) Business Day after being deposited with an overnight courier service, and addressed to the attention of the Party’s Chief Financial Officer (with a copy to the Party’s General Counsel) at the address of its principal executive office or such other address as a Party may request by notifying the other in writing.
     Section 6.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.
     Section 6.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided further, that a Party may assign this Agreement without such prior written consent in connection with: (i) a merger transaction in which such Party is not the surviving entity or (ii) the sale, transfer, exchange or other disposition by such Party of all or substantially all of its assets, so long as, in either case, if such merger or asset sale transaction occurs during the Restricted Assignment Period, the rating of the assignee, following the consummation of such merger or asset sale transaction, shall be BBB- or better from Standard & Poor’s and Baa3 or better from Moody’s Investor Services, Inc. (or if Standard & Poor’s or Moody’s Investor Services, Inc. shall change their rating designations after the date of this Agreement, a comparable rating or better under such new designations), and upon the effectiveness of any such valid assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such assets shall agree in writing, in form and substance reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.
     Section 6.8 Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 6.9 Failure or Indulgence not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
     Section 6.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties.
     Section 6.11 Authority. Each of the Parties represents to the other Parties that (a) it has the corporate or other requisite power and authority to execute, deliver and, subject to the declaration by the Board of Director’s of each respective Party of the Cash Dividend and the Distributions pursuant to Section 14-2-830 and Section 14-2-640 of the GBCC and Section 7-1-460 and Section 7-1-461(c) of the FICG, as applicable, and as contemplated herein, perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, other than (i) the declaration by the Board of Director’s of each respective Party of the Cash Dividend and the Distributions pursuant to Section 14-2-830 and Section 14-2-640 of the GBCC and Section 7-1-460 and Section 7-1-461(c) of the FICG, as applicable, and (ii) shareholder approval of the Amended and Restated

Certificate of Incorporation and the Amended and Restated Bylaws – For Shareholder Approval, all as contemplated herein; (c) it has duly and validly executed and delivered this Agreement; and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
     Section 6.12 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time.
     Section 6.13 Headings. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 6.14 Survival of Agreements. Except as otherwise contemplated by this Agreement, all representations, covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.
     Section 6.15 Conflicting Agreements. Other than Section 5.5, which shall prevail over any inconsistent or conflicting provisions in any Ancillary Agreement (other than the Tax Sharing Agreement), notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent of conflict between this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.
[Signatures on next page]

     WHEREFORE, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

SYNOVUS FINANCIAL CORP.
By:	/s/ Richard E. Anthony
	Name:	Richard E. Anthony
	Title:	Chairman and Chief Executive Officer

COLUMBUS BANK AND TRUST COMPANY
By:	/s/ Stephen A. Melton
	Name:	Stephen A. Melton
	Title:	President and Chief Executive Officer

TOTAL SYSTEM SERVICES, INC.
By:	/s/ Philip W. Tomlinson
	Name:	Philip W. Tomlinson
	Title:	Chairman and Chief Executive Officer

EXHIBITS AND SCHEDULES
Exhibits B, C, D, E and F to this Agreement and Plan of Distribution have been filed as Exhibits 10.1, 10.3, 10.2, 10.5 and 10.4, respectively, to the company's Current Report on Form 8-K to which this Exhibit 2.1 is attached. The remaining exhibits and schedules to this Agreement and Plan of Distribution have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The company will furnish copies of any of the exhibits and schedules omitted from this filing to the U.S. Securities and Exchange Commission upon request.